STELLEX TECHNOLOGIES, INC. COMPLETES ACQUISITION OF PRECISION MACHINING, INC.

NEW YORK, April 22, 1999 -- Stellex Technologies, Inc. completed the acquisition of privately held Precision Machining, Inc. Precision Machining, located in Wellington, Kansas, is a leading manufacturer of complex aerostructure components, serving the commercial, military and business aviation segments of the aerospace industry. Precision specializes in high speed five-axis machining of aluminum, titanium and other hard alloys. Bill Meridith, President and founder, will continue as President of Precision, which now becomes the latest addition to the existing Stellex Aerostructures Group.

William L. Remley, Vice Chairman and Chief Executive Officer of Stellex Technologies, Inc., said, "Precision is an outstanding low cost manufacturer of aerospace structures and complements the existing Stellex Aerostructure operations."

Stellex acquired the assets of Precision Machining, Inc. and certain affiliated entities for an aggregate purchase price of approximately $86.0 million. Stellex financed the acquisition through borrowings under a new $235 million senior secured credit facility and the issuance of $20 million of preferred stock.

Stellex Technologies, Inc. is a leading provider of highly engineered subsystems and components for the aerospace, defense and space Technologies. Stellex operates through two primary subsidiaries, Stellex Electronics, Inc. and Stellex Aerostructures, Inc. Stellex Electronics is a worldwide leader in the design, manufacture, and marketing of fully integrated, proprietary microwave electronic subsystems for radar-guided, tactical missile systems and a broad line of high frequency radio and microwave frequency single function modules. Stellex Aerostructures is a leader in the complex precision machining of turbomachinery components, aircraft hinges, and other large structural and sub-assembly components for the aerospace industry.